Exhibit 10(L)

TARGET CORPORATION

OFFICER INCOME CONTINUANCE POLICY STATEMENT

As Amended and Restated January 13, 2010

I.                                         CONCEPTS

A.                                   GENERAL

The present policy of the Corporation is to provide, under certain defined circumstances, Income Continuance Payments to certain “Officers” or “Executives” whose employment is terminated at the instance of the Corporation or who involuntarily or for good reason terminate within two years after a Change in Control. This policy is intended to assist in the occupational transition and financial security of those identified Executives whose services are no longer deemed required within the Corporation, who have during their tenure been faithful and honest employees, who do not during the period of those payments engage in disqualifying misconduct, and to the extent not compensated for services to a directly competitive employer and to assist Executives who involuntarily or for good reason terminate employment with the Corporation within two years after a Change in Control.

This will be known as the Officer Income Continuance Policy (“Officer-ICP”) of the Corporation. It will be interpreted and applied in accordance with this Statement of policy and with any subsequent amendment or restatement applicable to the Executive. The Corporation’s Income Continuance Policy Statement has been consolidated and transferred into the Officer-ICP.

The Officer-ICP has been operated in compliance with Internal Revenue Code (“Code”) Section 409A since January 1, 2005.  Effective January 1, 2009, the Officer-ICP was amended to comply with Code Section 409A with respect to all amounts payable from the Officer-ICP that are considered nonqualified deferred compensation.

B.                                     ELIGIBILITY

To be eligible under Officer-ICP, an individual must be an Officer as specified in this Statement.

C.                                     REASSIGNMENT

An Executive will continue to have income protection under Officer-ICP for at least 12 calendar months (Eligibility Period) after internal reassignment to a position which does not otherwise include eligibility for Officer-ICP benefits.

D.                                    SPIN-OFF

An Executive who is employed by a business unit on the closing date of any Spin-Off which includes such business unit is no longer eligible for Officer-ICP.

E.                                      DISQUALIFICATION AND REDUCTION

Serious and deliberate misconduct in employment by an Executive resulting in discharge for cause can disqualify an Executive from Officer-ICP eligibility. Except as otherwise expressly provided in this Statement, after termination under Officer-ICP and normal windup of former duties an Executive will not be required to perform any regular services for the Corporation, and will be free to accept any other employment. Except as otherwise provided in this Statement, Officer-ICP Payments otherwise payable to an Executive will be reduced or excused in the amount of compensation from Directly Competitive Employment as specifically defined to the Executive in advance according to this Statement. An Executive otherwise entitled to Officer-ICP Payments after Termination or Reassignment will be disqualified from receiving future Payments by reason of serious and deliberate misconduct which is unlawful or clearly and seriously harmful to the Corporation, or to its interests.

F.                                      INTERPRETATION

Subject to the express terms of this Statement, the Chief Executive Officer of the Corporation will have sole and final authority to interpret the Officer-ICP and determine its application, and will interpret it consistently. Section I of this Statement is intended as a summary of the more detailed provisions of Section II. For that reason, Section II will control in the event of any difference.

II.                                     APPLICATION

A.                                   ELIGIBILITY PERIOD - DEFINITION

The “Eligibility Period” of an Executive is determined by the Executive’s most recent Salary Grade on the Notice of Termination or Reassignment by the Corporation; provided, however, in the event of a downgrade or downgrades, the Eligibility Period of the Executive’s highest Salary Grade shall continue to be applicable until the expiration of the Eligibility Period for that Salary Grade and then the Eligibility Period for the next highest Salary Grade shall be used until it expires and this process shall continue until the Eligibility Period for the last Salary Grade for which this Statement covers expires. It will be calculated according to the following schedule:

Salary Grade	Eligibility Period

37 or higher	24 months
35-36	22 months
32-34	20 months
30-31	18 months
28-29	16 months
26-27	14 months
lower than 26	12 months

An Executive entitled to Officer-ICP Payments will not be entitled to prepayment or other change in the payment schedule.

B.                                     ELIGIBILITY PERIOD - USE

The Eligibility Period of an Executive will determine the number of consecutive calendar months for which an Executive remains eligible for Officer-ICP Payments under this Statement after:

1.                                       Reassignment to a new position within the Corporation which is not designated an Officer Position, or

2.                                       A downgrade as set forth in A. above.

C.                                     PAYMENT PERIOD - DEFINITION

The Payment Period for an Executive will consist of the same number of months as the Executive’s Eligibility Period, measured from the time when Officer-ICP Payments first become payable to the Executive under the terms of this Statement.

D.                                    PAYMENTS

1.                                       Amount

Each monthly Officer-ICP amount during the Payment Period will equal one twelfth (1/12) of the Executive’s Final Annual Cash Compensation from the Corporation which will consist of the sum of:

a.                                       Base Compensation

The annual Base (regular monthly or other fixed salary) rate payable as Cash Compensation to the Executive at the time of Notice of Termination or effective date of Reassignment or downgrade, but in no event less than the highest annual rate paid to the Executive at any time during a number of months equal to the Executive’s Eligibility Period immediately before the Notice of Termination or effective date of Reassignment or downgrade, and

b.                                      Performance Bonus

The average amount of the three annual Performance Bonuses most recently paid or credited to the Executive as Cash Compensation or deferred bonus, prior to Executive’s Notice of Termination or effective date of Reassignment or downgrade. For purposes of Officer-ICP, the Performance Bonus of an Executive shall be determined according to the applicable Short Term Incentive Plan of the Corporation, shall also include, if applicable, any discretionary bonus paid during said applicable period on account of the Executive’s performance but outside of the purview of the then applicable Short Term Incentive Plan.

c.                                       Adjustment

The annual rate in dollars of each merit increase awarded to an Executive before Notice of Termination will be included in Base Compensation to determine the Executive’s Officer-ICP Payments. If the Executive’s annual rate of Base Compensation at the time of Notice of Termination has been increased or decreased to reflect a change from the Short Term Incentive Plan used to determine the Performance Bonus defined above, and the change is for the purpose of altering the future relationship of Bonus to total Annual Cash Compensation of the Executive, then the dollar amount of that increase or decrease in annual rate of Base Compensation will be excluded in determining ICP Payments.

d.                                      Installment Payments

Although the amount of an Executive’s benefit is determined on a monthly basis, such monthly amount shall be converted to and made at the same frequency as the Corporation’s standard payroll practices. With respect to any benefit under Officer-ICP that is considered deferred compensation pursuant to Code Section 409A, each installment payment shall be considered a separate payment.

2.                                       Commencement

Officer-ICP Payments, or entitlement to begin receiving them, will commence after the Corporation has received a valid unrevoked Release and Agreement from Executive, subject to any Set-offs, Adjustments and Withholding as specified herein. Unless the Executive is a Specified Employee, Officer-ICP Payments shall commence not later than ninety (90) days following the date of the Executive’s separation from service, as defined under Code Section 409A. If at the time of the Executive’s separation from service, as defined under Code Section 409A, the Executive is a Specified Employee then no distribution of an Officer-ICP Payment that is considered deferred compensation pursuant to Code Section 409A will be made within 6 months of the separation from service, as defined under Code Section 409A, unless such Officer-ICP Payment would otherwise be exempt from the requirements of Code Section 409A. Any Officer-ICP Payments suspended during such 6 month period will be paid at the time of the first Officer-ICP Payment after such 6 month period. The Executive shall not be entitled to any compensation, benefits or perquisites, other than Officer-ICP Payments, after the date of the Executive’s separation from service, as defined under Code Section 409A.

3.                                       Set-Off and Withholding

Officer-ICP Payments are not intended to duplicate or be in addition to any other payment due between the Corporation and the Executive.

a.                                       Reduction

Each Payment otherwise due from the Corporation to the Executive will be reduced, dollar for dollar and in timing by all amounts which the Executive receives or is entitled to receive from the Corporation or under a plan, program or agreement maintained by and at the expense of the Corporation after the Employment Severance Date. This will include but not be limited to legally required payments during any required notice period or in connection with a plant closing, mass layoff, termination, severance or redundancy under any law, regulation or order. This will also include such sources as life and disability insurance. It will not apply to accrued vacation or expense reimbursement (both will be paid in cash at termination), pension proceeds, 401(k) proceeds, deferred compensation plans, Social Security, equity awards (for example, stock options, performance shares or restricted stock awards) or benefits payable under any Worker’s Compensation or similar law or regulation. Termination of employment by reason of mandatory retirement under a lawful and uniform policy of the employer applicable to the Executive will not be treated as a termination for Officer-ICP purposes. In no circumstance whatsoever shall there be any combination or duplication of any Officer-ICP Payments with any such other legally required payment or payments which shall result in the Executive receiving because of or due to termination of employment a combined total amount from the Corporation which is greater than the amount of Officer-ICP Payments to which Executive is entitled under this Officer-ICP before accounting for such legally required other payments.

b.                                      Adjustments

Taxes and other amounts which the Corporation reasonably determines are required by law or by the Executive’s written instruction will be withheld from Officer-ICP amounts otherwise payable.

E.                                      DEATH OF EXECUTIVE

If an Executive should die after Notice of Termination and before completion of the Executive’s Payment Period, the remaining Payments will be made by the Corporation as follows, without unnecessary interruption:

1.                                       Unless the Executive has otherwise designated in unrevoked writing, acknowledged in writing by the CEO, the surviving spouse of the Executive, if any, will be entitled to all remaining Payments.

2.                                       If the Executive has otherwise effectively designated in unrevoked writing, acknowledged in writing by the CEO, then Payment will be made to or for the account of the person or persons so designated as identified by the Corporation.

3.                                       In the absence of effective prior written designation by the Executive and of a known surviving spouse, the Corporation shall pay any remaining Payments to the Executive’s estate.

4.                                       In the interest of providing uninterrupted income to authorized beneficiaries of the Executive, any Officer-ICP Payment made with reasonable care and in good faith by the Corporation shall conclusively constitute Payment by the Corporation in accordance with and satisfaction of the entitlement of the Executive and Executive’s beneficiaries under Officer-ICP. No interest or other charge shall be payable by the Corporation or its representatives on any Payment delayed by the Corporation to permit reasonable verification of authorized recipient(s).

F.                                      DISQUALIFICATION

1.                                       No Executive will be disqualified from receipt of future Officer-ICP Payments by reason of any act or omission of anyone other than the Executive or one or more persons acting pursuant to the conscious and effective control of the Executive. Disqualification will be interpreted as follows:

a.                                       While Employed in the Corporation

Deliberate and serious disloyal or dishonest conduct in the course of employment will disqualify if it justifies and results in prompt discharge for specific cause under the established policies and practices of the Corporation as interpreted by the CEO for this purpose. Examples would include material unlawful conduct, material and conscious falsification or unauthorized disclosure of important records or reports, embezzlement or unauthorized conversion of property, serious violation of conflict of interest or vendor relations policies, and misuse or disclosure of significant trade secrets or other information likely to be of use to the detriment of the Corporation or its interests.

b.                                      After Notice of Termination

The Officer-ICP will not restrict an Executive’s conduct or employment opportunities after Notice of Termination, or any independent remedy of the Corporation or its representatives by reason of the Executive’s conduct while employed. The obligation of the Corporation to or for an Executive during the Eligibility and Payment Periods can be terminated only by the deliberate conduct of the Executive or one acting under the Executive’s conscious and effective control, and only as to any Officer-ICP Payments not yet due, by reason of one or more of the following events:

1)              Unauthorized removal, use or disclosure of strategic or operating plans, trade secrets, customer lists, internal systems or other significant proprietary information of or concerning the Corporation or its personnel, the use or disclosure of which is intended or likely to cause loss or reduction of business advantage or substantial injury to the Corporation or its management, business opportunities or interests.

2)              Expressing or endorsing publication of untrue statements which are intended or likely to receive broad public attention and to bring the Corporation or its interests, methods or representatives into disrepute.

3)              Providing materially false or misleading information concerning post-termination employment, or failure or refusal promptly and accurately to provide required information, verification or authorization required by the CEO as provided in this Statement and affecting any Officer-ICP payment due from the Corporation.

4)              Solicitation of or an offer to an employee within the Corporation to accept employment elsewhere, where the selection of or offer to the recruited employee was based in the whole or in part upon Executive’s knowledge or experience concerning the employee which was acquired by the Executive while employed within the Corporation or through one or more personal acquaintances employed within the Corporation.

5)              Exercising the discretion, authority or powers of an office or position held by an Executive after Notice of Termination, and whether or not before an Employment Severance Date, unless specifically authorized or directed in writing in advance by an authorized executive of the Corporation.

2.                                       Recoupment

Notwithstanding any other provisions of the Officer-ICP, pursuant to the Corporation’s recoupment policy as adopted by the Compensation Committee of the Board of Directors (the “Committee”) and as amended from time to time (“Recoupment Policy”), an Officer who engaged in intentional misconduct that contributed directly or indirectly, in whole or in part, to the need for a restatement of the Corporation’s consolidated financial statements may be disqualified from receipt of Officer-ICP Payments and the Committee retains the discretion to recover Officer-ICP Payments in such event.

a.                                       If the Committee determines Officer-ICP Payments are subject to recovery by the Corporation under this Section II.F.2. and the Recoupment Policy, the Committee shall be entitled, in its discretion, to demand repayment or cancellation of all or a portion of the maximum amount that can be recovered or cancelled, to the extent necessary to avoid unjust enrichment of the recipient under the circumstances.

b.                                      Pending a determination by the Committee on the application of this Section II.F.2. and the Recoupment Policy to a recipient of Officer-ICP Payments, the Committee shall have the authority to suspend any payments under the Officer-ICP.

c.                                       Upon a determination by the Committee that Officer-ICP payments are subject to recovery by the Corporation, the Corporation shall have the right, to the extent permitted by law, to set-off amounts due under this Section II.F.2. and the Recoupment Policy against any amount owed by the Corporation to the recipient of Officer-ICP Payments under any deferred compensation plan.

d.                                      An amendment of the Recoupment Policy shall not be treated as an amendment of the Officer-ICP under Section II.M.

3.                                       Preservation of Rights

Neither Officer-ICP nor its application shall waive, excuse, preclude or otherwise affect any right or remedy which the Corporation or any agent or representative of the Corporation may have, individually or collectively, under law by reason of conduct of the Executive during or after employment within the Corporation. Any remedies or rights set forth in this Section II.F. will be additional and not exclusive remedies.

G.                                     COMPETITIVE EMPLOYMENT

An Executive will receive not less than the full amount of the specified Officer-ICP Payments from the Employment Severance Date through the full Payment Period whether or not compensated by another employer for services in that period, unless disqualified under Section F., immediately above or as provided in this Section G. Compensation from employment which is not identified as Directly Competitive Employment (“DCE”) will be in addition to and will not reduce any Officer-ICP Payment. If an Executive engages in DCE as specifically defined in advance and by this Statement, then each Officer-ICP Payment otherwise payable to the Executive will be currently reduced, dollar for dollar and in timing, by the amount of all Cash Compensation earned (whether on a current or deferred payment basis) from that source during the Payment Period.

These provisions will be interpreted and administered as follows:

1.                                       Purpose of Set-Off

Reduction of Officer-ICP Payments by the amount of Cash Compensation determined to be from DCE is not intended to restrict or penalize an Executive’s choice of alternative career opportunities, but only to preserve and reconcile the personal income security intended to be provided to Executives by Officer-ICP with the legitimate interests of the Shareholders of the Corporation in its highly competitive business context.

2.                                       Competitors Identified

At or about the time of Notice of Termination, the Corporation will inform the Executive in writing of those employers who have been individually and specifically determined to offer DCE for Officer-ICP purposes with respect to the Executive’s former employment within the Corporation. This designation will take into account existing operations and known plans of the Corporation and of the employers listed, and will not change during the Eligibility Period by reason of subsequent and mutually unanticipated changes in the operations or plans of either.

3.                                       Criteria

The following criteria will be employed in determining and administering Officer-ICP application to DCE.

a.                                       Selective Potential Detriment

A position will not be determined to constitute DCE for this purpose unless the CEO determines that the competitive effectiveness of the Executive and the new employer would be materially enhanced by the Executive’s current knowledge of such matters as the particular methods, policies, customers, suppliers, personnel or plans of the Corporation or its relevant business unit, as distinguished from the skills, experience and services of the Executive generally. The Corporation will identify for DCE purposes not more than five persons, firms or corporations who are determined for this purpose to be the leading direct and immediate competitors of the affected business of the Corporation.

b.                                      Preservation of Employment Opportunities

Whether or not an Executive’s most recent employment within the Corporation involved direct participation in the management of one or more business units, this section will not be used to discourage or penalize otherwise suitable employment opportunities in retailing or otherwise. The Corporation may require, as a condition of avoiding DCE designation for the Executive, a suitable written undertaking by the Executive and the new employer that the Executive remains obliged not to use or divulge trade secrets or proprietary information of the Corporation and that the Executive will not volunteer or be expected or required to violate that obligation in the course of the new employment.

c.                                       Relevant Considerations

In determining DCE, the CEO will give suitable consideration to geographic, product and price-line marketing overlaps, the nature and content of the Executive’s particular knowledge of strategies and plans within the Corporation, and the extent to which the Executive’s knowledge, as distinguished from skills, is likely to be a significant factor in generating an employment opportunity. Employment exclusively with a component of a larger business entity, which component is not presently or known to be planned to be a direct and immediate competitor of the Executive’s former business unit, will not be treated as DCE merely because one or more other components of that entity is or may become a competitor of the Corporation or one or more of its business units.

4.                                       Officer-ICP Payment Reduction

Uniform and responsible administration of Officer-ICP will require reliable information and verification to the Corporation.

a.                                       Reporting

To be eligible for any Officer-ICP Payment during a period of DCE, an Executive must, in addition to all other required reporting, provide to the Corporation in writing an accurate statement of the amount and payment schedule of all Cash Compensation or its equivalent to be received from the new DCE employer and of any subsequent change or correction of that amount, in such form and with such verification as the CEO may request in writing. An Executive will not be or become entitled to receive or retain any portion of any Officer-ICP Payment on account of any Payment Period for which that information, and any required verification, is not currently and accurately provided.

b.                                      Verification and Reconciliation

Required verification may include authorization for written confirmation from the employer and confidential disclosure of completed W-2, payroll and income tax forms of the Executive on which taxes have been or will be paid. If the Corporation withholds for more than 30 days any Officer-

ICP Payment pending receipt of required information or verification which is later received and found satisfactory, the Corporation will pay interest at a realistic rate determined by the CEO for the period of delay. The Corporation and the Executive will each fairly and promptly adjust by payment any discrepancy later discovered between reported and actual Cash Compensation of the Executive, but the Corporation will have no liability for any amount not claimed by an Executive in writing before final expiration of the Executive’s Payment Period.

H.            REASSIGNMENT AND SPIN-OFF

1.             Reassignment and Other Adjustments

The Corporation may transfer an Executive to another position within the Corporation or reduce the Executive’s Base Compensation in Executive’s current position (collectively referred to as “Reassignment”). An Executive in the case of either event may elect Officer-ICP Payments if the Executive’s total monetary compensation after Reassignment will be measurably and substantially below the total monetary compensation of the Executive immediately before notice of Reassignment. For this purpose, total monetary compensation will include salary and bonus and continuation, or payment of the substantial equivalent in Cash Compensation, of all non-cash personal benefits and perquisites which the Executive was receiving immediately before and does not receive after the Reassignment and which are susceptible of accurate and objective measurement in dollars as determined by the CEO. An Executive who elects Officer-ICP Payments must terminate employment with the Corporation within thirty (30) days after notice of Reassignment to be eligible for such payments.

2.             Spin-Off

An Executive who is employed by a business unit on the closing date of any Spin-Off that includes such business unit is no longer eligible for Officer-ICP. A Spin-Off will be deemed to have occurred for purposes of this paragraph whether or not afterward: (a) the Executive has a personal ownership or incentive interest in the severed business unit or operation; or (b) the severed business unit or operation becomes, as a result of or after the severance, a part of one or more other legal entity or entities.

I.              REPORTING

For convenience and uniformity of administration, each Executive while eligible for or entitled to Officer-ICP Payments after Notice of Termination will be expected as a pre-condition currently and accurately to inform the Corporation in writing of the name and business address of each employer of Executive during the Eligibility and Payment Periods, including a summary description of the nature and principal business locations of the new employer and the title, principal duties, address and telephone number of the Executive. Significant changes in employment, duties or location will also be promptly reported. The Corporation will not be required to make any Officer-ICP Payment for any period for which it has not received a current and accurate report as required by, or by the CEO in accordance with, this Statement.

J.             INTERPRETATION

1.             Any decision of the CEO will be: (1) Final and conclusive of the rights and obligations of all affected parties and (2) Applied uniformly as to all Executives then similarly situated (subject to subsequent Officer-ICP amendment); and (3) Not subject to separate determination or review by any public or private agency or authority except as expressly provided in this Statement.

2.             References to compensation and other monetary rates or measurements in this Statement and its applications are in current dollars, unadjusted by reason of inflation, deflation or otherwise.

3.             Any portion of a full calendar month or year will be prorated on a full calendar basis, without differential related to such considerations as working days or holidays. Any portion of a day will be treated as a full day, and measurement days will begin and end at midnight, current time. The fiscal year of the Corporation will be treated for all purposes as it is for financial reporting purposes.

4.             In the event of application or interpretation of Officer-ICP to an individual Executive who is a Director of the Corporation, or otherwise in its sole discretion, the Board of Directors of the Corporation or its authorized committee shall have and may exercise the sole, exclusive and final authority and discretion of the CEO for any purpose under Officer-ICP.

K.            RELEASE

Payment and receipt of Officer-ICP Payments will be in full and final satisfaction of all claims by or through an Executive against the Corporation and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Statement or as required by applicable law or regulation. A signed and unrevoked written Release to that effect, in form approved by the CEO, will be delivered by the Executive or the Executive’s representative to the Corporation before any Officer-ICP Payment will become payable by the Corporation to or on account of the Executive. Such Release must be delivered to the Corporation within 60 days of the date of Executive’s separation from service, as defined under Code Section 409A. The Release may, without limitation, require a representation that no confidential documents concerning the Corporation or its intentions have been or will be removed or retained by the Executive without specific authority, and that the Executive will not engage in disqualifying misconduct as defined in this Statement, in reference to the Corporation. The Release will not affect any conversion, vested or continuing rights available to an Executive under a plan of the Corporation other than Officer-ICP.

L.             GENERAL

The Officer-ICP and this Statement will not constitute or infer an obligation or undertaking to employ any person for any future period of time or in any specific position. Officer-ICP Eligibility or Payments after Notice of Termination will not create, continue or evidence any employment relationship with the Corporation. All employment privileges, benefits and perquisites not expressly and in writing reserved to an Executive under Officer-ICP will terminate on Executive’s separation from service, as defined under Code Section 409A, unless otherwise expressly agreed in advance in writing by the Corporation. This will not affect any conversion, vested or other continuing benefits or rights available to an Executive under a plan of the Corporation other than Officer-ICP.

M.           AMENDMENT

Officer-ICP and this Statement may not be terminated and may not be amended to reduce benefits with respect an Executive subject to the Officer-ICP until twelve months after the Executive receives written notice of the proposed termination or amendment. Except as set forth in the first sentence hereof, Officer-ICP and this Statement can be amended (including modification, restatement, suspension and termination) at any time, without prior written notice to or consultation with any Executive, by the Board of Directors or any committee appointed by the Board of Directors having the authority of the Board for that purpose. Any such change will have effect as follows:

1.             Effective Date of Change

Except as set forth below, any amendment will be effective on the date of its adoption by the Board or committee or such other such subsequent date or dates as may be specified in the amendment or the resolution by which it is adopted. Unless otherwise mutually agreed in writing by the parties, (a) an amendment or termination will have no effect upon any Executive who at the time has received Notice of Termination under Officer-ICP and (b) a termination or an amendment that reduces benefits will not be effective as to an Executive subject to the Officer-ICP until twelve months after the Executive receives written notice of the termination or amendment.

2.             Notice of Amendment

The Corporation will promptly after any amendment provide to each Executive then eligible for Officer-ICP benefits a written statement of Officer-ICP as amended, and no amendment will be effective as to an Executive until the later of the date the Executive receives such written statement, or twelve months after notice as provided in 1 above. An Executive will be deemed to have received the written statement if it is delivered to the Executive in person, or after 48 hours following its hand delivery or dispatch by mail or other suitable means of delivery to the last known address of the Executive.

3.             Acquiescence

An amendment will apply in full to an Executive if mutually agreed in writing by the Executive and the Corporation, or if the Executive or the Executive’s representative knowingly receives a benefit or improvement under Officer-ICP as amended which would not have been available without the amendment. If any such benefit from an amendment is knowingly received by an Executive with the consent of the Corporation, then all elements of that amendment and all prior Officer-ICP Statements and amendments then currently in effect will also be applicable to the Executive.

4.             Adjustment

A change in or addition or deletion of any benefit or perquisite plan or program of the Corporation applicable to an Executive may be expressly made subject to prior written agreement by the Executive upon a corresponding change in the interpretation or application of Officer-ICP to the Executive, to prevent redundant or other unintended benefits or detriments to the Executive or the Corporation which might otherwise result.

5.             Change in Control

No amendment or termination that would adversely affect the benefits or protections under the Officer-ICP of any eligible Executive as of the date of such amendment or termination shall be effective as to such individual unless no Change in Control occurs within twelve (12) months of the adoption of such amendment or termination, and any such attempted amendment or termination adopted within twelve (12) months prior to a Change in Control shall retroactively be null and void from the date of adoption as it relates to all such Executives who were eligible for benefits under the Officer-ICP prior to such adoption.

For two (2) years after a Change in Control, the Officer-ICP and this Statement may not be amended in any manner that would adversely affect the benefits or protections under the Officer-ICP of the Executives who are eligible for benefits under the Officer-ICP at the time of the Change in Control.

N.            APPLICABLE LAW

It is intended that the decision of the CEO, as specified in the Officer-ICP statement, will be exclusive and final with respect to any application or interpretation of Officer-ICP. If any body of law should be used or applied in determining the meaning or effect of Officer-ICP, in the interest of consistency this will be deemed an agreement made and executed in the State of Minnesota and the law of the State of Minnesota will control to the extent not preempted by federal law.

O.            DEFINITIONS

As used in this Statement:

1.             “Cash Compensation”

Means all amounts earned, whether or not currently payable, as wages, salary, bonus or a combination by an Executive, payable in cash or its equivalent or agreed to be in lieu of cash compensation. This will not include any stock-based compensation (whether such stock-based compensation is settled in cash or otherwise), or the value of employee or executive perquisites or benefits accrued or received pursuant to a plan of the employer which is uniformly applied to all of the employees of the employer who are similarly situated or is consistent with established prior practice for the position occupied by the Executive.

2.             “CEO”

Means the Chief Executive Officer of Target Corporation, as then currently designated by its Board of Directors, or as otherwise expressly provided in the Officer-ICP Statement.

3.             “Corporation”

Means Target Corporation and each and all of its business units, including divisions and subsidiaries, unless otherwise clearly intended by the written context, and any person with whom Target Corporation would be considered a single employer under Code Sections 414(b) and 414(c).

4.             “Directly Competitive Employment” (or “DCE”)

Means personal services to, or for the direct and intended benefit of, a person, firm or corporation determined by the CEO and specified in writing to the Executive at or about the time of Notice of Termination as constituting DCE for Officer-ICP purposes.

5.             “Employment Severance Date”

All employment relationships between the Executive and the Corporation shall cease on the Employment Severance Date.

6.             “Executive” or “Officer” (both of which shall have the same definition)

Means an Executive Officer (as defined by the Securities and Exchange Commission) of the Corporation or an individual employed as an executive within the Corporation who currently is, or within the designated Eligibility Period has been designated and categorized as an officer of the Corporation by the CEO. Unless clearly otherwise intended by the written context, Executive or

Officer will include all beneficiaries of and persons claiming by or through the designated employee or former employee.

An Executive or Officer is not eligible for Officer-ICP unless (1) his or her services are performed within the continental United States (including Alaska) or Hawaii or (2) his or her principal base of operations to which he or she frequently returns is within the continental United States (including Alaska ) or Hawaii.

7.             “Notice of Termination” (or “Notice”)

Means an unconditional written or oral statement of an Executive’s organizational superior that the Executive’s employment in the Corporation is terminated at the instance of the Corporation. Notice that an Executive’s employment will end because of achievement of the age of mandatory retirement under lawful policies of the Corporation will not be a Notice of Termination for Officer-ICP purposes.

8.             “Payments” (or “ICP Payments”)

By the Corporation will include all of those payments made by or on account of the Corporation under Officer-ICP and will include all of those made to or for the account of an Executive or a designated creditor or authorized representative or beneficiary of an Executive or deceased Executive.

9.             “Reassignment”

Means the transfer of an Executive to another position within the Corporation or a reduction on the Executive’s Base Compensation in Executive’s current position.

10.           “Spin-Off”

Means a sale of assets or stock or other disposition as a going business of the Corporation’s ownership or control of a business unit or other operation previously a part of the Corporation.

11.           “Change in Control”

A “Change in Control” shall be deemed to have occurred if:

(a)           50% or more of the directors of Target shall be persons other than persons

(i)            for whose election proxies shall have been solicited by the Board of Directors of Target or

(ii)           who are then serving as directors appointed by the Board of Directors of Target to fill vacancies on the Board of Directors of Target caused by death or resignation (but not by removal) or to fill newly-created directorships, or

(b)           30% or more of the outstanding voting power of the Voting Stock of Target is acquired or beneficially owned (as defined in Article IV of the Restated Articles of Incorporation, as amended, of Target) by any person (as defined in Article IV of the Restated Articles of Incorporation, as amended, of Target), other than an entity resulting from a Business Combination in which clauses (x) and (y) of subparagraph (c) apply, or

(c)           the consummation of a merger or consolidation of Target with or into another entity, a statutory share exchange, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of Target’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners of Target’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns Target or all or substantially all of Target’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of Target’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of Target’s Voting Stock immediately prior to such Business Combination, and (y) no person (as defined in Article IV of the Restated Articles of Incorporation, as amended, of Target) beneficially owns, directly or indirectly, 30% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(d)           approval by the shareholders of a definitive agreement or plan to liquidate or dissolve Target.

For purposes of this Section II.O.11, “Voting Stock” has the same meaning as defined in Article IV of the Restated Articles of Incorporation, as amended, of Target.

For purposes of this Section II.O.11, “Target” shall mean Target Corporation, a Minnesota corporation, and any successor thereof.

12.           “Salary Grade”

The numerical “Salary Grade” that the Executive is assigned under the Corporation’s salary grading system.

13.           “Auditor”

The “Auditor” is the independent auditor selected by a committee of two or more members of the Compensation Committee of the Board of Directors who are appointed from time to time by the Board and who are outside, independent Board members.

14.           “Specified Employee”

“Specified Employee” means an Executive who as of the date of his or her separation from service, as defined under Code Section 409A, is a “key employee” (as defined below), and the Corporation has stock that is traded on an established securities market (within the meaning of Code Section 409A(a)(2)(B)). The Executive is a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year, any time during which such Executive was a key employee as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)), of the Corporation. An Executive will not be treated as a Specified Employee if he or she would not be a “specified employee” as defined under Treasury regulations issued under Code Section 409A.

NOTE:        Additional Definitions for particular purposes are contained in the text.

P.             CHANGE IN CONTROL

Other provisions of this Statement to the contrary notwithstanding, in the event of a Change in Control:

1.             If an Executive’s employment with the Corporation is terminated, whether involuntarily or by the Executive for “good reason” (as defined in Section II.P.5), within two years following a Change in Control, an Executive shall be eligible for Officer-ICP Payments.

2.             To the extent the Officer ICP-Payments are not subject to Code Section 409A (including pursuant to a short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4) and separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9)), or such Change in Control qualifies as a “change in control event” under Code Section 409A, the Officer-ICP Payments shall be made in a lump sum payment within 20 days of the Executive’s separation of service, as defined under Code Section 409A; provided that if the Executive is a Specified Employee, the distribution of any such Officer-ICP Payments subject to Code Section 409A will be made 6 months after the separation of service, as defined under Code Section 409A.  The lump sum amount shall be determined by discounting the periodic Officer-

ICP Payments by a rate equivalent to the annual prime rate as published in the Wall Street Journal on the first business day following the Officer-ICP Payments.

3.             To the extent the Officer-ICP Payments are subject to Code Section 409A, (after considering any exceptions to Code Section 409A, including the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4) and separation pay plan exception under Treasury Regulation Section 1.409A-1(b)(9))  and such Change in Control does not qualify as a change in control event under Code Section 409A, the Officer-ICP Payments shall be made according to the payment schedule set forth in Section II.D of this Statement; provided that if the Executive is a Specified Employee, the distribution of any such Officer-ICP Payments subject to Code Section 409A will be made 6 months after Executive’s separation from service, as defined under Code Section 409A.

4.             Except for the Release required by Section II.K of this Statement, all other obligations or restrictions of Executive under this Statement shall terminate.

5.             For purposes of this Section II.P, “good reason” shall mean any material diminution of the Executive’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Executive’s position or a material increase in the time Executive is required by the Corporation or its successor to travel), any reduction in salary or in the Executive’s aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Executive’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Executive’s principal work site immediately prior to the Change in Control.

6.             If an Executive’s employment was terminated prior to a Change in Control, such Executive is receiving or is entitled to receive Officer-ICP Payments that will continue after the Change in Control, and the Change in Control qualified as a “change in control event” for purposes of Code Section 409A, then, subject to the six month delay for Specified Employees in effect under Section II.D.2, the Officer-ICP Payments due after such change in control event will be accelerated and paid to Executive in a lump sum as soon as practicable, but not more than 90 days following such change in control event. The lump sum under this Section II.P.6 will be calculated in the same manner as the lump sum calculated under Section II.P.2 above.

Q.            CERTAIN REDUCTION OF PAYMENTS BY THE CORPORATION

1.             Anything in this Officer-ICP to the contrary notwithstanding, the provisions of this Section Q shall apply to an Executive if the Auditor determines that each of a and b below are applicable.

a.             Payments hereunder, determined without application of this Section Q, either alone or together with other payments in the nature of compensation to the Executive which are contingent on or accelerated by a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, or otherwise, would result in any portion of the payments hereunder being subject to an excise tax on excess parachute payments imposed under Code Section 4999.

b.             The excise tax imposed on the Executive under Section 4999 of the Code on excess parachute payments, from whatever source, would result in a lesser net aggregate present value of payments and distributions to the Executive (after subtraction of the excise tax) than if payments and distributions to the Executive were reduced to the maximum amount that could be made without incurring the excise tax.

2.             Under this Section Q the payments under this Officer-ICP shall be reduced (but not below zero) so that the present value of such payments and distributions shall equal the Reduced Amount. The “Reduced Amount” (which may be zero) shall be an amount expressed as the present value of the payments and distributions under this Officer-ICP that can be made without causing such payments and distributions to be subject to the excise tax under Section 4999 of the Code. To the extent necessary, the reductions in the payments and distributions will be applied to those Officer-ICP payments nearest the Employment Severance Date until the full amount of the necessary reductions have been applied. The determinations and reductions under this Section Q shall be made before any eliminations or reductions, if any, have been made under the Corporation’s Long Term Incentive Plan.

3.             If the Auditor determines that this Section Q is applicable to an Executive, it shall so advise the Corporation. The Corporation shall then promptly give the Executive notice to that effect together with a copy of the detailed calculation supporting such determination which shall include a statement of the Reduced Amount. Such notice shall also include a description of which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount.) For purposes of this Section Q, present value shall be determined in accordance with Section 280G of the Code. All the foregoing determinations made by the Auditor under this Section Q shall be made as promptly as practicable after it is determined that parachute payments will be made to the Executive if an elimination or reduction is not made. As promptly as practicable following the election hereunder, the Corporation shall pay to or for the benefit of the Executive such amounts as are then due to the Executive under this Officer-ICP and shall promptly pay to or for the benefit of the Executive in the future such amounts as become due to the Executive under this Officer-ICP.

4.             As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Auditor hereunder, it is possible that payments under this Officer-ICP will have been made which should not have been made (“Overpayment”) or that additional payments which will have not been made could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which the Auditor believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that the Auditor, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

5.             In making its determination under this Section Q, the value of any non-cash benefit shall be determined by the Auditor in accordance with the principles of Section 280G(d)(3) of the Code.

6.             All determinations made by the Auditor under this Section Q shall be binding upon the Corporation and the Executive.

CLAIMS PROCEDURE

for the

Target Corporation

Officer Income Continuance Policy Statement

When your employment with Target Corporation (the “Company”) terminates, the Company will tell you whether you are eligible for benefits from the above-referenced plan and, if so, the amount and timing of the payments that will be made to you.

If you believe that the Company’s determination is incorrect in any way, you must file a written claim with the Chief Executive Officer of the Company. The Chief Executive Officer or his or her delegate ordinarily will respond to the claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving you written notice of the extension and the reason that the extension is necessary.

If the claim for a benefit is approved, you will receive written notice of the amount of your benefit and the date on which payments will begin. If your claim is denied in whole or in part, you will be told in writing the specific reasons for the decision and will receive an explanation of the procedures for reviewing the decision.

If you do not agree with the decision, you can request that the Chief Executive Officer reconsider his or her decision by filing a written request for review within 60 days after receiving notice that the claim has been denied. You or your representative can also present written statements which explain why you believe that the benefit claimed should be paid and may review all pertinent plan documents.

Generally, the decision will be reviewed within 60 days after the Chief Executive Officer receives a request for reconsideration. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.

These Claims Procedures must be followed before you can file a lawsuit seeking recovery of any Officer-ICP Payments to which you claim to be entitled.